Explanatory Note

This Post-Qualification Offering Circular Amendment No.8 (this “POS No. 8”) amends the offering circular of Legion Capital Corporation, a Florida corporation (the “Company,” “we”, “us”, or “our”), originally qualified on February 26, 2020, re-qualified on May 18, 2020 and on June 11, 2020, by order of the Securities and Exchange Commission (the “Commission”). This Offering Circular may be amended and supplemented from time to time (the “Offering Circular”).

The purpose of this POS No. 8 is to add a hyperlink to the Company’s Offering Circular qualified on March 24, 2021. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE INFORMATION IN THIS PRELIMINARY OFFERING CIRCULAR IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 20, 2021

PRELIMINARY OFFERING CIRCULAR

LEGION CAPITAL CORPORATION

Maximum combined offering of $40,000,000 consisting of Series A Corporate Bonds and Series A Redeemable Preferred Stock

Legion Capital Corporation (“Legion,” or the “Company”) is offering a combined maximum amount of $40,000,000 of Series A Corporate Bonds (“Bonds”) and Series A Redeemable Preferred Membership Units in Legion Capital Corporation (“Redeemable Preferred Stock” or “Shares”); provided, that, of the $40,000,000 combined maximum amount available for sale, (i) the maximum amount of Shares that may be sold hereunder shall not exceed $20,000,000, and (ii) the gross aggregate proceeds received in this offering for the sale of the Shares and the Bonds with 3-year maturities shall not exceed $37,500,000, on a “no minimum/best efforts” basis (the “Offering”). The Offering will continue terminate on the earlier of 12 months from the date this Offering Circular is re-qualified for sale by the Securities Exchange Commission (“SEC”) (which date may be extended for an additional 90 days in our sole discretion) or the date when all Bonds and Shares have been sold.

Sequence Financial Specialists LLC (the “Managing Broker Dealer”), a South Carolina corporation and member of the Financial Industry Regulatory Authority (“FINRA”), has been engaged as the managing broker dealer for the Offering. The Managing Broker Dealer is not required to sell any specific number or dollar amount of securities but will use its “reasonable best efforts” to sell the securities offered.

Series A Corporate Bonds

The Bonds offered will carry 1 year, 2 year, and 3-year maturities with annual interest rates of 4.50%, 5.75%, and 6.50%, respectively. The purchase price per bond is $1,000, with a minimum investment amount of $10,000 per Bond term. Interest payments will be payable monthly on the 1st of the month (or the next following business day thereafter in the event such date is not a business day with no additional interest accruing), following the first full month of an accepted subscription. Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed for identical terms unless redeemed upon maturity at our or your election.

These Bonds are secured obligations of Legion, and will be secured by a first lien on a portfolio of real estate mortgage loans (“Loans”) to be made through use of the net proceeds of this Offering will be held and managed in a single purpose limited liability company, Legion Finance, LLC (“Finance”). Legion has established Finance for the purpose of originating, holding and managing the Loans, however, Legion is the issuer of the Bonds and of the Shares.

Bondholders will have no right to put (that is, require us to redeem) any Bond prior to its maturity date unless in the case of a holder’s death, bankruptcy or total permanent disability, subject to notice, discounts and other provisions contained in this offering circular. See “Description of Bonds – Redemption Upon Death, Disability or Bankruptcy” and for more information. We do not intend to list our Bonds on any national securities exchange during the offering period, and we do not expect a secondary market in the Bonds to develop. As a result, you should not expect to be able to resell your Bonds regardless of how we perform. Accordingly, an investment in our Bonds is not suitable for investors that require liquidity in advance of their Bond’s maturity date.

The Bonds will be offered to prospective investors on a best efforts basis by the Managing Broker Dealer. “Best efforts” means that our Managing Broker Dealer is not obligated to purchase any specific number or dollar amount of Bonds but will use its best efforts to sell the Bonds. Our Managing Broker Dealer may engage additional broker-dealers, sub-agents, or selling group members, who are members of FINRA to assist in the sale of the Bonds.

	Price to Public	Managing BD fee, Commissions and Expense Reimbursements(1)(2)	Proceeds to Issuer
Per 1 Year Bond	1,000	37.30	962.70
Per 2 Year Bond	1,000	64.80	935.20
Per 3 Year Bond	1,000	79.80	920.20
Average between all terms (3)	1,000	60.63	939.37
Example if $20,000,000 of Bonds sold at Average fees/expenses (4)	20,000,000	1,212,600	18,787,400

(1)	This includes (a) selling commissions of 1.50% on the aggregate gross sales of 1yr bonds, 4.00% on the aggregate gross sales of 2yr bonds, and 5.25% on the aggregate gross sales of 3yr bonds, (b) a Managing Broker Dealer fee of 0.50% on the aggregate gross sales of 1yr bonds, 0.75% on the aggregate gross sales of 2yr bonds, and 1.00% on the aggregate gross sales of 3yr bonds, (c) a Managing Broker Dealer fee payable in connection with the engagement of each soliciting dealer or selling group member equal to up to 0.73% on the aggregate gross sales price of the bonds, (d) a non-accountable expense reimbursement of up to 0.50% of the gross proceeds in the offering payable to Legion and (e) an accountable expense allowance of 0.50% payable to Legion. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2)	The table above does not include (a) $15,000 of legal fees and expenses incurred by the Managing Broker Dealer payable in two equal installments, and (b) an annual asset management fee (“Management Fee”) of 1.50% of gross offering proceeds payable to the Legion for ongoing management services and expenses. We anticipate that we will pay the Management Fee for the first year from offering proceeds, and we will pay the Management Fee for subsequent year(s) from cash from operations. There is no guarantee that we will be able to pay the Management Fee from cash from operations. In such event, we will use offering proceeds to pay the Management Fee for subsequent years, to the extent available.

(3)	The table above shows amounts payable if we sell an equal amount of bonds by term. Actual sales may vary and will increase or decrease total selling commissions accordingly.

(4)	The table above shows amounts payable if we sell, for example, $20,000,000 of bonds at an equal distribution between bond terms. Actual sales may vary and will increase or decrease total selling commissions accordingly.

Series A Redeemable Preferred Membership Units

The Series A Redeemable Preferred Membership Units in Legion (“Redeemable Preferred Stock” or “Shares”) will be offered to prospective investors on a best efforts basis through our Managing Broker Dealer. “Best efforts” means that our Managing Broker Dealer is not obligated to purchase any specific number or dollar amount of Shares but will use its best efforts to sell the Shares. Each share of Redeemable Preferred Stock will have an initial stated value of $1,000 per share (the “Stated Value”), subject to appropriate adjustment upon certain events such as recapitalizations, stock dividends, stock splits, stock combinations, and reclassifications, as set forth in the Certificate of Designation for the Redeemable Preferred Stock. The Shares will be offered and sold publicly at a price of $1,000 per share. The minimum investment amount of Series A Redeemable Preferred Stock is $10,000. The Shares will not be certificated. The Shares rank senior to any issued or unissued common stock or membership units of Finance with respect to payment of dividends and distribution of amounts upon our liquidation, dissolution or winding up, and structurally junior to our Series A Corporate Bonds. Holders of our Series A Redeemable Preferred Stock will have no voting rights.

Holders of Redeemable Preferred Stock are entitled to receive, when and as declared by our Board of Directors out of legally available funds, cumulative cash dividends on each share of Redeemable Preferred Stock at a per annum rate of 7.50% of the Stated Value of such share. Dividends are payable in monthly installments on the first day of each month (or the next following business day thereafter in the event such date is not a business day with no additional interest accruing). Dividends on each share of Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the first day of the month following the month in which the subscription for the Shares was completed and accepted by Legion (the “date of issuance”) and regardless of whether our Board of Directors declares and pays such dividends.

	Per Share	Maximum Offering
Public Offering Price	1,000	20,000,000
Selling Commissions(1)	70	1,400,000
Additional Compensation (2)(3)	31.40	628,000
Proceeds, before expense, to us (4)	89.86	17,972,000

(1)	Selling commissions will equal 7.00% of aggregate gross proceeds of the sale of the Shares.

(2)	Additional compensation consists of (a) a Managing Broker Dealer fee of 1.25% of on the aggregate gross sales of the Shares, (b) a Managing Broker Dealer fee payable in connection with the engagement of each soliciting dealer or selling group member equal to up to 0.89% on the aggregate gross sales price of the Shares, (c) a non-accountable expense reimbursement of up to 0.50% of gross offering proceeds payable to Legion, and (d) an accountable expense allowance of 0.50% payable to Legion.

(3)	The table above does not include (a) $15,000 of legal fees and expenses incurred by the Managing Broker Dealer payable in two equal installments, and (b) an annual asset management fee (“Management Fee”) of 1.50% of gross offering proceeds payable to Legion for ongoing management services and expenses. We anticipate that we will pay the Management fee for the first year from offering proceeds, and we will pay the Management Fee for subsequent year(s) from cash from operations. There is no guarantee that we will be able to pay the Management Fee from cash from operations. In such event, we will use offering proceeds to pay the Management Fee for subsequent years, to the extent available.

(4)	The table above shows amounts payable if we sell the full $20,000,000 of Shares. Actual sales may vary and may decrease total selling commissions accordingly.

The offering price of the Bonds and Shares has been arbitrarily determined by the Company and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value

We intend to sell Bonds and Shares, respectively, either through Depository Trust Company, or “DTC,” settlement or through direct settlement (via subscription agreement) with the Company. See the section entitled “Subscription Procedures” for additional information.

We expect to commence the sale of the Bonds and Shares, respectively, as of the date on which the offering statement is re-qualified by the SEC. There is no minimum amount of Bonds or Shares, respectively, that must be sold before we can close this offering and use any proceeds. Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular. See “Plan of Distribution” and “Description of Capital” for a description of our capital stock.

We are an “emerging growth company” under applicable Commission rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” in the Offering Circular.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

i

Incorporation by Reference of Current Information into Offering Circular

The Offering Circular, including this POS No. 8, is part of an Offering Statement that we filed with the Securities and Exchange Commission (the “SEC”). We hereby incorporate by reference into this POS No. 8 (i) all information contained in the Offering Circular to the extent permitted pursuant to General Instruction III(a)(2) of Form 1-A and (ii) Items 1 through 6 of Part II of the Company’s Annual Report on Form 1-K for the year ended December 31, 2020 as filed with the SEC on May 6, 2021. Note that any statement that we make in this POS No. 8 (or have made in the Offering Circular) may be further modified or superseded by us in a subsequent offering circular supplement or post-qualification amendment.

Financial Statements

The following consolidated financial statements for the periods ended December 31, 2020 and December 31, 2019 and the notes thereto (the “Financial Statements”) are hereby added to the Offering Statement of which the Offering Circular is a part, starting on page F-1. The Financial Statements supersede the consolidated financial statements for the periods ended June 30, 2020, December 31, 2019 and December 31, 2018.

1

LEGION CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders’

Legion Capital Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legion Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenfield and Company, PLLC

We have served as the Company’s auditor since 2019.

New York, NY

May 05, 2021

Legion Capital Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
Assets

Current assets:
Cash	$1,227,094	$750,812
Other Receivables	356,641	625,432
Business loans receivable, net	11,107,602	13,070,463
Prepaid expenses and other current assets	34,584	18,957

Total current assets	12,730,921	14,465,664

Property and equipment, net	14,818	11,929
Deferred offering costs	344,016	85,000
Investments	137,679	1,549,999
Assets held for sale	1,782,433	370,113
Business loans receivable, net	5,565,132	4,285,810

Total assets	$20,574,999	$20,768,515

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$769,929	$588,842
Notes payable	9,068,800	7,173,704

Total current liabilities	9,865,729	7,762,546

Notes payable, less current portion, net	10,461,145	9,482,690

Total liabilities	20,376,874	17,245,236

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; 341 and 0 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	341,000	-
Common stock, no par value, 100,000,000 shares authorized; 16,468,669 and 16,518,6660 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	7,633,001	7,575,702
Deferred stock compensation	(314,188)	(314,188)
Additional paid in capital	983,188	983,188
Deficit	(14,968,659)	(11,295,206)

Legion Capital Corporation equity	(6,325,658)	(3,050,504)

Non-controlling interest - preferred stock of subsidiary	6,573,783	6,573,783
		-
Total shareholders’ equity	248,125	3,523,279

Total liabilities and shareholders’ equity	$20,574,999	$20,768,515

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Operations

	For the year ended December 31,
	2020	2019
Revenue:
Interest Income	$1,792,582	$1,956,862
Participation fees	489,500	132,500
Other	68,213	41,564

	2,350,295	2,130,926

Expenses:
Selling expenses	(54,215)	(126,978)
Bad debt expense	(1,841,815)	(93,860)
General and administrative expenses	(1,646,812)	(2,962,819)
	(3,552,842)	(3,183,657)

Operating loss	(1,192,547)	(1,052,731)

Other expense:
Interest expense	(1,687,684)	(1,246,098)
Net loss from continuing operations	(2,880,231)	(2,2 98,829)

Discontinued operations:
Operating loss	-	(166,622)
Gain on sale	-	772,538

Income from discontinued operations	-	605,916

Net loss	(2,880,231)	(1,692,913)
Less:

Dividends on preferred membership units of subsidiary	(793,222)	(791,271)

Net loss - common shareholders	$(3,673,453)	$(2,484,184)

Net loss per common share – continuing operations, basic and diluted	$(0.23)	$(0.20)
Net income per common share – discontinued operations, basic and diluted	-	0.04
Net loss per common share – total, basic and diluted	$(0.23)	$(0.16)

Weighted average shares outstanding - basic and diluted	15,681,267	15,678,538

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	No par value Preferred Stock		No par value Common Stock		Deferred Stock	Additional Paid-		Non-controlling interest- preferred stock issued by
	Shares	Amount	Shares	Amount	Compensation	In Capital	Deficit	subsidiary	Total
December 31, 2018	-	$-	16,451,268	$7,652,294	$(314,188)	$983,188	$(8,811,022)	$6,708,783	$6,219,055

Shares redeemed for cash (and retired)			(37,720)	(76,592)	-	-	-	-	(76,592)

Preferred membership units of subsidiary redeemed for cash			-	-	-	-	-	(135,000)	(135,000)

Preferred membership units of subsidiary dividends			-	-	-	-	-	(791,272)	(791,272)

Net loss			-	-	-	-	(2,484,184)	791,272	(1,692,913)

December 31, 2019	-	-	16,413,548	7,575,702	(314,188)	983,188	(11,295,206)	6,573,783	3,523,279

Shares repurchased(for cash			(22,000)	(25,102)	-	-	-	-	(25,102)

Shares issued for cash (Preferred stock)	341	341,000			-	-	-		341.000

Shares issued for cash (Common stock)			27,121	19,901					19,901

Shares issued in exchange for financing			50,000	62,500					62,500

Preferred membership units of subsidiary dividends			-	-	-	-	-	(793,222)	(793,222)

Net loss			-	-	-	-	(3,673,453)	793,222	(2,880,231)

December 31, 2020	341	$341,000	16,468,669	$7,633,001	$(314,188)	$983,188	$(14,968,659)	$6,573,783	$248,125

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Statements of Consolidated Cash Flow

	Year ended	Year ended
	December 31,	December 31,
	2020	2019
Operating activities
Net loss	$(2,880,231)	$(1,692,913)
Adjustments to reconcile net loss to net cash from in operating activities
Depreciation and amortization	3,111	6,033
Bad debt expense	1,841,815	93,860
Gain on sale of discontinued operations	-	(772,538)
Change in operating assets and liabilities:
Other receivables	160,361	(390,220)
Prepaid expenses and other current assets	(8,127)	(4,760)
Accounts payable and accrued expenses	208,087	179,154
Discontinued operations	-	577,216
Net cash from operating activities	(674,984)	(2,004,168)
Investing activities:
Issuance of business loans receivable	(6,650,836)	(7,382,446)
Repayments of business loans receivable	5,600,990	4,053,468
Purchase of property and equipment	6,000	-
Purchase of assets held for sale	-	(370,113)
Discontinued operations	-	9,560
Net cash from by investing activities	(1,055,846)	(3,689,531)
Financing activities
Proceeds from notes payable	6,216,707	8,995,420
Payments on notes payable	(3,165,065)	(1,314,230
Bond issuance costs	(128,091)	-
Deferred offering costs	(259,016)	(85,000)
Repurchase of common stock	(25,102)	(76,592)
Proceeds from issuance of common stock	19,901	-
Repurchase of preferred stock of subsidiary	-	(135,000)
Dividends paid on preferred membership units – subsidiary	(793,222)	(791,271)
Discontinued operations	-	(440,819)
Net cash from financing activities	2,207,115	6,152,508

Net increase in cash	476,282	458,809

Cash – beginning	750,812	292,003

Cash – ending	$1,227,094	$750,812

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1: BUSINESS

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company holding company with operating subsidiaries in the areas of commercial lending, real estate and related services, management and marketing, closing and title services.

Below is a list of our operating subsidiaries and activities:

●	Legion Finance, LLC. Legion Finance, LLC is a subsidiary that raises funds through bond and preferred stock offerings to fund the Company’s growth. Bond and preferred stock offerings are being conducted pursuant to rules mandated by the SEC under the Jumpstart of Business Startups Act of 2012, commonly referred to as “Regulation A”.

●	Legion Lending Group. Legion Lending Group, through several single purpose entities, is a small business finance company that provides direct financing for small businesses, real estate developers and entrepreneurs.

●	Legion Property Holdings, LLCC., through several single purpose entities, is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

●	In January 2018, the Company formed Hilton Blockchain Systems, LLC for the purpose of providing certain educational programs related to digital currency. This business was discontinued as of December 31, 2019.

●	In February 2018, the Company formed Legion Bellaviva, LLC for the purpose of financing a real estate development project in Central Florida. This business was discontinued as of December 31, 2019.

●	In March 2018, the Company formed Legion Transportation Group, LLC to operate and manage an automotive dealership. This business was sold and discontinued as of December 31, 2019.

●	In May 2018, the Company formed Legion Commercial Finance, LLC for the purpose of making loans to certain real estate development projects.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Legion Capital Corporation and its wholly-owned subsidiaries (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position presented have been reflected herein.

Principles of Consolidation

For the year ended December 31, 2020, Legion Capital Corporation and its subsidiaries Legion Finance, LLC, Legion Lending Group, LLC, Legion Funding, LLC, Legion Title, LLC, Legion Select Holdings, LLC (renamed LL Select, LLC in 2020), Legion Commercial Finance, LLC, Legion Ajay, LLC, Legion Lake Mary I, LLC and 730 Harris Street, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

Reporting Segment

We are a holding company operating in one reportable segment, lending and related services within multiple industries. Every other aspect of our business is part of that core business.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit. As of December 31, 2020, approximately $975,000 of cash was not covered by insurance.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Loans Receivable

In accordance with the guidance of ASC Topic 942, Financial Services - Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the consolidated financial statements at their outstanding principal balances, reduced by deferred origination and facilities fees and an allowance for loan losses. The allowance for loan losses was and $2,463,596 and $759,360, as of December 31, 2020 and 2019, respectively.

The primary credit quality indicators are paired to changes in overall market/industry valuations as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing business loans receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are 1-2 years in duration. Business loans receivable are considered on non-accrual or past due status on an individual basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuations and ability to generate cash flow or repay debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimated allowance is recorded.

The Company reviews each loan and updates its market analysis, appraisals and other valuation information and at the end of each accounting period the Company conducts a full review of all loans and their respective valuations internally.

The Company’s policy on our nonaccrual loans is as follows: (a) determine whether the principal balance of the loan will not be collectible; (b) if we deem the principal to be collectible (secured by collateral and/or guarantees), then the payment is first applied to late fees and other charges; (c) any amounts in excess of late fees and other charges are then applied to any interest that would be due and any remaining amount is applied to principal; (d) if the loan is deemed to not be collectible, then the payment is applied to principal.

Prior to entering into an agreement to modify any of our loans, we conduct a review and analysis of the current status of the loan and underlying collateral to determine whether such loan should be considered a troubled asset prior to modification. As we are primarily an asset-based lender, the main factor we analyze is the current value of the underlying collateral and whether we still consider the loan to be collectable, in accordance with its terms presently and as modified. As a lender, we consider a modification to be a troubled debt restructuring if a material portion of the original principal of the loan is forgiven.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments

The Company acquired two properties in exchange for forgiveness of our outstanding loan balance related to each such property. The properties acquired were measured and recorded at their fair value at the time of acquisition. Management reviewed comparable sales and other market data and factors to determine that the real estate was recorded at its fair value on the date of the acquisition.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvements, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of December 31, 2020 and 2019, the Company did not recognize any impairment on its long-lived assets.

Revenue Recognition

The Company derives its revenue primarily from secured lending to real estate developers and builders, business owners and entrepreneurs in select industries. The main sources of revenues are, facility fees, due diligence fees, interest income, origination fees and participation fees.

The Company recognizes revenue from our loan business in accordance with ASC 310-20. The Company includes facility fees, origination fees and due diligence fees as part of interest income and those fees are recognized and amortized over the life of the loan.

Effective January 1, 2019, the Company adopted Accounting Standards Update ASU 2014-09, Revenue from contracts with Customers - Topic 606, and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard to all prior periods presented utilizing the full retrospective approach. The implementation of the new standard had no material impact on the measurement or recognition of revenue of current and prior periods presented. Interest income revenue including facility fees, origination fees and due diligences fees are outside the scope of ASC 606. Our contracts are valued at a fixed price at inception and do not include any variable consideration or financing components in our normal course of business. In applying judgment, the Company considers customer expectations of performance materiality and the core principles of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

The Company recognizes revenue from participation fees under ASC 606. The Company recognizes participation fee revenue at a point in time. The Company generally invoices customers for participation fees at such time as the right to consideration becomes unconditional and the Company has no remaining performance obligations associated therewith

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, business loans receivable, investments, assets held for sale, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bond issuance costs

Bond issuance costs are presented as a contra-liability within Notes payable, less current portion on the consolidated balance sheets. Bond issuance costs are amortized using the straight-line method over the term on the bonds (ranging from 1 to 3 years) and are included as interest expense in the accompanying consolidated statement of operations.

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock compensation expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes are also recognized for carry-forward losses which can be utilized to offset future taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense is comprised of the sum of current income tax plus the change in deferred tax assets and liabilities.

Discontinued Operations

In December 2019, we discontinued our operation of Dorman-Willis Motors, Inc. and we no longer own any automotive dealerships. We made the decision to exit this business and focus on our core lending, real estate and related services business. In 2019, the discontinued operation had sales of $2,531,563, gross profit of $230,399, operating expenses of $397,689, other expenses of $47,928, and a net loss of $166,662 attributed to the company.

Earning (loss) Per Share

Basic earnings (loss) per common share is computed based on the weighted average number of shares of all classes of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of common shares outstanding during the period increased, when applicable, by dilutive common stock equivalents. When the Company has a net loss, dilutive common stock equivalents are not included as they would be anti-dilutive

Reclassifications

We have reclassified certain prior period amounts in the consolidated financial statements to conform to the current period presentation.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU did not have a material impact on the Company’s financial statements. The Company adopted ASU No. 2016-01 on the January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company will adopt ASU No. 2016-02 on the December 31, 2021 financial statements and the interim periods during the year ending December 31, 2021.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements. The Company will adopt ASU No. 2016-13 on the December 31, 2024 financial statements and the interim periods during the year ending December 31, 2024.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification of debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company adopted ASU No. 2016-01 on January 1, 2019.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is part of the FASB’s initiative to reduce complexity in accounting standards. The ASU eliminates certain exceptions to the general principles of ASC 740, Income Taxes, and simplifies income tax accounting in several areas. The standard is effective for fiscal periods beginning after December 15, 2020 with early adoption permitted. The Company early adopted this ASU as of January 1, 2020, and it did not have a material impact on its financial position, results of operations, cash flows, and disclosures.

The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3: LIQUIDITY AND GOING CONCERN

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s operations have been funded, in part, through repayment of principal on outstanding Business Loans, as well as equity and debt financing. As of December 31, 2020, the Company had approximately $1,227,000 of unrestricted cash. The Company continues to experience repayment of principal as its Business Loans monetize and mature and continues to obtain debt and equity financing, while trying to grow our portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash, anticipated financing and projected income to meet its operating and funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company plans to seek to obtain additional funding through a bank credit facility, public or private offerings, or private equity. There can be no assurance as to the availability, if any, or terms upon which such financing and capital might be available in the future.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4: BUSINESS LOANS RECEIVABLE

Business loans receivable of $19,291,172 are secured, along with annual interest at rates from 6% to 25%, with maturity dates through December 31, 2022. The balance of the allowance for credit losses as of December 31, 2020 and December 31, 2019 was $2,463,596 and $759,360 respectively. The following table summarizes the maturity dates:

Business loans receivable due on or before December 31, 2021	$13,726,400
Business loans receivable due after December 31, 2021	5,565,132
Gross business loans receivable	19,291,172
Less deferred interest and origination fees	(154,842)
Less allowance for credit losses	(2,463,596)
$16,672,734

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) loans not impaired as of December 31, 2020:

	Investment Value	Specific Allowance

December 31, 2020
Notes receivable with specific allowances – individually evaluated	$9,106,121	$2,436,596
Notes receivable without specific allowances – individually evaluated	10,185,051	-
Total	$19,291,172	$2,436,596

The following table presents our credit quality indicators as of December 31, 2020:

Investment Value
Performing loans	$15,715.184

Non-performing loans	$3,575,988

Total impaired loans	$3,575,988

NOTE 5: PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized as follows:

	December 31,	December 31,
	2020	2019
Furniture and equipment	$31,380	$25,380
Less accumulated depreciation	(16,562)	(13,451)

Property and equipment, net	$14,818	$11,929

Depreciation expense for the years ended December 31, 2020 and 2019, was $3,111 and $6,033, respectively.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6: ASSET HELD FOR SALE

During 2019, the Company took ownership of a commercial parcel on which it had an outstanding business loan. The forgiven loan had an outstanding amount of $1,412,320 and at that time, the property was recorded as an investment with the value of $1,412,320. In July 2020, the Company entered into a sales agreement with a third party. The sales agreement is driven by total number of approved units per site plan, with a per unit sales price of $12,500. The Company anticipates the property to close within the next 12 months with an estimated net proceeds of 3,100,000.

In January 2019, the Company acquired a 2 acre parcel of commercial property in the Lake Nona area of Orlando, Florida, for the purchase price of $360,000. The Company, through a subsidiary, Legion Ajay, LLC, owns 51% of that property and has it listed for sale. In December of 2020, the Company estimated the market value of the property to be approximately $1,200,000.

NOTE 7: INVESTMENTS

During 2019, the Company took ownership of a commercial property on which it had an outstanding business loan receivable. The property is located in Sandersville, Georgia and has been recorded as an investment at the outstanding loan balance of $137,679. It is the Companies intention to evaluate the strategic benefit of holding this property as an investment, or reclassifying the property as an Asset held for Sale, potentially listing the property with a real estate agent. It is anticipated this evaluation will happen in 2021.

NOTE 8: NOTES PAYABLE

Unsecured notes

As of December 31, 2020, and 2019, the Company had unsecured Notes payable in the aggregate amount of $2,583,591 and 2,040,591 with interest at 7% to 12%, per annum for a period of 6 to 60 months. Additionally, one note is reduced by shares issued in exchange for cash.

Secured notes

As of December 31, 2020 and 2019, the Company had secured Notes payable in the aggregate amount of $14,301,244 and $14,615,803, respectively, with interest at 7% to 12%, per annum for a period of 6 to 60 months. These loans were secured by the underlying business loans receivable to the Company in the amount of $19,291,172 and $18,990,272 for December 31, 2020 and 2019, respectively. The outstanding secured notes payable are always 100% collateralized by business loans receivable.

Paycheck Protection Program

In May 2020, the Company received a loan in the amount of $159,200 from the CARES Act Paycheck Protection Program (PPP). The loan has a 1% interest rate and a maturity date of May 18, 2022. The Company filed an application requesting forgiveness of the full loan amount.

Bonds

During 2020, the Company was approved by the SEC to issue bonds in one, three and five year terms. As of December 31, 2020, the Company had issued 40 bonds in the amount of $2,614,001 with unamortized bond issuance costs of $128,091, for net balance of $2,485,910.

Amortization expense of bond issuance costs was $8,357 for the year ended December 31, 2020.

The weighted average interest rate for our notes payable, broken down by current and long-term portion is:

Current Portion 2019: 8.8%

Long Term Portion 2019: 9.7%

Current Portion 2020: 7.8%

Long Term Portion 2020: 8.9

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8: NOTES PAYABLE (CONTINUED)

The aggregate maturity on the notes payable as of December 31, 2020 are as follows:

2021	$9,068,800
2022	5,710,500
2023	1,728,000
2024 and thereafter	3,150,736
Total notes payable	19,658,036
Less current portion	(9,068,800)
Less unamortized bond issuance costs	(128,091)
Notes payable, long-term portion, net	$10,461,145

For the years ended December 31, 2020 and 2019, total interest expense on these notes payable was $1,687,684 and $1,246,098, respectively.

NOTE 9: SHAREHOLDERS’ EQUITY

Common Stock

The Company sold no common stock during the year ended December 31, 2019. During  the year ended December 31, 2019, the Company repurchased and retired 19,000 shares of its common stock for $23,750. For the year ended December 31, 2020, the Company sold 74,112 shares of common stock and received $18,549. The Company also issued 50,000 shares at $1.25 in exchange for financing.

Preferred Stock

The Company sold 341 shares of its $0 par  preferred stock at $1,000 per unit and received $341,000. The stock was sold as part of the Company’s Regulation A+ initial public offering of stock.

Noncontrolling Interest

Non-controlling interest represents preferred membership units issued by subsidiary in the amount of $6,573,783. The noncontrolling interests are presented as a component of equity and the proportionate share of net income (loss) attributed to the noncontrolling interests is recorded in results of operations.

NOTE 10: STOCK OPTIONS

In November 2017, the Company granted 3 million stock options that expire on December 27, 2027 to BGA Holdings, LLC (BGA)(managed by Joseph B. Hilton). 2 million of these options were immediately vested with the remaining 1 million not being vested until and unless a 3 year employment agreement is entered into by Mr. Hilton. The options have a strike price and term as follows:

Option 1: 500,000 at $1.75 per share, not vested, 10 year term

Option 2: 500,000 at $1.25 per share, not vested, 10 year term

Option 3: 2,000,000 at $1.00 per share, fully vested, 10 year term

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10: STOCK OPTIONS (CONTINUED)

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

On June 27, 2018, the Company entered into a “Purchase of Stock Options and Lock Up Agreement” with BGA, in which the Company repurchased 496,333 shares of Option #3 above for $100,000. As consideration for the repurchase, a 5-year lock up period was added to the remaining shares of Option #3, and all shares of Options 1 & 2. The lock up period commenced December 27, 2017, and expires December 26, 2022, and BGA may not sell the remaining options or the shares underlying the options earlier than June 30, 2023. However, if certain conditions are not met by the Company, up to 5% of the options held by BGA may be sold in any 12-month period, subsequent to December 27, 2020.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued in November of 2017 and on June 27, 2018:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10: STOCK OPTIONS (CONTINUED)

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant forfeiture activity on stock options. The Company determines the expected forfeiture rate of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilized the following inputs to calculate its options as of December 31, 2017, and June 27, 2018:

	Grant	Modification
	Date	Date
Volatility:	43%	35%
Expected terms (in years):	10	10
Risk Free Rate:	2.42%	2.83%

A summary of the option activity as of December 31, 2020 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at December 31, 2019	2,503,067	$1.25	8 years
Vested at December 31, 2019	1,503,067	$1.25	8 years
Non-vested at December 31, 2019	1,000,000	$1.25	8 years
Outstanding at December 31, 2020	2,503,067	$1.25	7 years
Non-vested at December 31, 2020	1,000,000	$1.25	7 years
Vested at December 31, 2020	1,503,067	$1.25	7 years

Total stock compensation expense for the year ended December 31, 2020 and 2019 was $-0-.

NOTE 11: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended December 31, 2020 and 2019, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject a federal tax rate of 21% and a state tax rate of 5.5%.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11: INCOME TAXES (CONTINUED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2020 and 2019:

	Year ended December 31
	2020	2019
Federal statutory rate	21.0%	21.0%
State statutory rate	4.3%	4.3%
Valuation allowance	(25.3)%	(25.3)%
Effective tax rate	0.0%	(0.0)%

As of December 31, 2020 and 2019, the Company had a deferred tax asset in the amount of $2,788,337 and $2,115,025, respectively. The Company had a valuation allowance of $2,788,337 and $2,118,025 as of December 31, 2020 and 2019, respectively. The valuation allowance increased by $670,312 and $114,746 during the years ended December 31, 2020 and 2019, respectively. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21% beginning in 2018. Accordingly, we have re-measured our deferred tax assets as of December 31, 2017. However, this re-measurement had no effect on the Company’s income tax expense as the Company provides a 100% valuation allowance on its deferred tax assets.

	December 31, 2020	December 31, 2019
Deferred taxes consist of:

Net Operating Loss Carryforward	$2,095,227	$1,892,085
Allowance for Doubtful Accounts	658,098	192,118
Cash Basis Tax Adjustments	35,012	38,822
Subtotal	2,788,337	2,118,025
Valuation allowance	(2,788,337)	(2,118,025)
Net deferred taxes	$-	$-

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2020, was approximately $8,200,000 and may be offset against future taxable income through 2038. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2019 and 2018, the Company does not have a liability for unrecognized tax benefits.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12: LEASES

For the year ended December 31, 2020 the Company leased its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $6,273 plus sales tax and parking costs. As of January 1, 2021 the Company is leasing the office directly from the building owner.

Rent expense for the above leases was $75,054 and $104,809 for the years ended December 31, 2020 and 2019, respectively.

NOTE 13: RELATED PARTY TRANSACTIONS

For the year ended December 31, 2020 the Company leased its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $6,273 plus sales tax and parking costs.

In 2019, Alpine Funding, LLC, a company owned by James Byrd and Shane Hackett, made a $150,000 loan to Legion Capital to participate as a co-lender in one of the Company’s mortgage loans. The loan was for 12 months with interest at 12% per annum and monthly payments of interest only; $100,000 of the $150,000 has been repaid and $50,000 remains outstanding at December 31, 2020.  Interest paid during the year ended December 31, 2020 was $6,000.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 14: DISCONTINUED OPERATIONS

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman - Willis Motors, Inc., an automobile dealership. The Company formed Legion Transportation to own these automotive and other transportation assets. No cash was paid for this acquisition, but the dealership was acquired subject to the business loan owed to Legion of $696,768. The purchase price allocation of Dorman-Willis Motors, Inc. of $696,768 consisted of cash of $42,436, accounts receivable of $399,667, inventory of $1,030,683, prepaid expenses of $16,432, fixed assets of $117,345, accounts payable of $97,256 and floorplan notes payable of $812,539.

In July 2019, the Company sold the stock of Dorman-Willis to Legion Anderson Sales & Service (“Lass”) an entity that the Company owned 50% of. As of December 31, 2019, the Company sold its 50% of Lass to the other owner and no longer held any ownership in that business.

NOTE 15: COMMITMENTS AND CONTINGENCIES

PPP Loans

In December 2020, the SBA issued an Interim Final Rule that provides information about the loan forgiveness requirements and review procedures applicable to PPP loans. Section V(1)(c) of the Interim Final Rule indicates that the SBA may audit any PPP loan at its discretion until the end of the required document retention period for the loan. For PPP loans of more than $150,000, the required document retention period ends six years after the date the SBA forgave the PPP loan or the borrower repaid the PPP loan in full. For PPP loans of $150,000 or less, the required document retention period for certain PPP loan requirements is three years, and for other requirements is four years, measured from the date the borrower submitted its loan forgiveness application. As explained in Section V(1)(b) of the Interim Final Rule, the SBA may review any or all of the following when auditing a PPP loan:

●	Whether the borrower qualified for the PPP loan.

●	Whether the PPP loan amount was appropriately calculated and the proceeds used for allowable purposes.

●	Whether the loan forgiveness amount was appropriately determined.

Legal Proceedings

The Company is not presently a party to any legal proceedings the resolution of which the Company believes would have a material adverse effect on its business, financial condition, operating results, or cash flows. However, legal proceedings are subject to inherent uncertainties, and an unfavorable outcome could include monetary damages, and excessive verdicts can result from litigation, and as such, could result in a material adverse impact on its business, financial position, results of operations, and /or cash flows.

NOTE 16: CLIENT CONCENRATIONS

One lending relationship accounted for 46% of the Company’s revenue for the year ended December 31, 2020. The lending relationship had an outstanding balance on December 31, 2020 of $3,884,282 secured by real estate. The Company’s lending policy is to maintain 50% loan to value ratio at all times; meaning the outstanding principal to any singular borrower will not exceed 50% of the real estate value securing the loan. This customer was in full compliance with the Company’s lending policy during 2020.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the years ended December 31:

	2020	2019
Cash paid for interest	$1,255,900	$1,246,098

Cash paid for income taxes	$-	$-

NOTE 18: SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through May 5, 2021, the date the financial statements were available to be issued.

Preferred stock issuance

As of May 5, 2020, the Company has issued 291 shares in the amount of $291,000.

Common stock

The Company issued restricted shares in the amount $100,000, and unrestricted amount of $124,900.

Bonds

As of May 5, 2020 the Company has issued 59 bonds in the amount of $1,465,250.

Business loan receivables advances

The Company loaned the approximately $3,170,000 in new or increased business loans (net of principal paybacks) and received repayments of approximately of $2,020,000.

Interest on said notes payable ranges from 6% to 12% per annum.

Notes payable

The Company borrowed approximately $950,000 in new notes payable (net of principal paybacks) to fund said business loans, potential new loans and for working capital and made repayments of approximately of $500,000 Interest on said notes payable ranges from 6% to 12% per annum.

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.3	ByLaws (incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
4.1	Subscription Agreement (incorporated by reference to Exhibit 4.1 to Post Qualification Amendment No. 1 to Form 1-A (File No. 024-11123) filed on March 20, 2020).
4.2	Certificate of Designations for the Series A Redeemable Preferred Stock (incorporated by reference to Exhibit 4.2 to Post Qualification Amendment No. 6 to Form 1-A (File No. 024-11123) filed on March 5, 2021).
4.3	Form of Bond (incorporated by reference to Exhibit 4.3 to Post Qualification Amendment No. 5 to Form 1-A (File No. 024-11123) filed on May 29, 2020).
6.1	Managing Broker Dealer Agreement by and between the Company and Sequence Financial Specialists, LLC, dated as of March 13, 202 (incorporated by reference to Exhibit 6.1 with Post Qualification Amendment No. 1 to Form 1-A (File No. 024-11123) filed on March 20, 2020.
6.2	Form of Indenture (incorporated by reference to Exhibit 6.2 to Post Qualification Amendment No. 5 to Form 1-A (File No. 024-11123) filed on May 29, 2020).
11.1*	Consent of Independent Registered Accounting Firm.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requireemtns for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereto duly authorized, in Orlando, Florida on June 2, 2021.

Legion Capital Corporation

By:	/s/ Douglas S. Hackett
Douglas S. Hackett
Director

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Hackett	Director	June 2, 2021
Douglas S. Hackett

/s/ James Byrd, Jr.	Chairman, CEO, Co-Chief Financial and	June 2, 2021
James Byrd, Jr.	Co-Chief Accounting Officer

/s/ Paul Carrazzone	President, Director and Co-Chief Financial	June 2, 2021
Paul Carrazzone	and Co-Chief Accounting Officer

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